Exhibit 10.1

April 15, 2008

Matthew M. Loar



         Re: Transition Agreement

Dear Matt:

This letter confirms our mutual agreement concerning your departure from Osteologix, Inc. (the "Company"), including the consulting arrangement we would like to offer to you.

Separation from Employment: As we have discussed, commencing on April 1, 2008 your employment with the Company will be on a part-time basis (the "Part-Time Employment Period"), and your employment will terminate on May 1, 2008 (the "Separation Date"). On or near the Separation Date, you will be paid all outstanding salary amounts and any accrued, but unused, vacation time in accordance with the Company's regular payroll practices. You explicitly agree that any payments due on May 1, 2008 may be deferred to the Company's next regular payroll cycle. You also will be eligible to convert your medical insurance coverage under COBRA, and will receive information from our plan administrator describing this conversion election. If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement within a reasonable period after incurring the expenses, along with receipts or other supporting documentation. The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies. Except for the separation terms proposed in this letter agreement (the "Agreement"), you will not be entitled to any compensation, benefits or other perquisites of employment after the Separation Date.

Consulting Period: Following your Separation Date, the Company will retain you as a consultant for the period from May 2, 2008 through September 1, 2008 (the "Consulting Period"). Your consulting services may include assisting with the transition of financial and accounting activities, with a particular focus on SEC filings, budget and monthly expense management. Your consulting services may also include other items relevant to your previous responsibilities as Chief Financial Officer at my discretion or the board's discretion, provided it does not conflict with your full-time employment. During the Consulting Period, you agree to perform up to ten (10) hours of consulting services per calendar month, in exchange for continued exercisability and vesting of the stock options granted under your September 1, 2006 Stock Option Agreement.(1) You also agree

_____________________

         (1) As a matter of law, the stock options granted to you as Incentive Stock Options ("ISOs") will cease to qualify as ISOs three months and one day after the Separation Date. You will retain the benefits of ISO status only if you exercise your vested ISO shares within three months following the Separation Date. After that period, any remaining ISO shares will automatically convert to non-qualified stock options.

to make yourself reasonably available to perform additional consulting services for the Company during the Consulting Period, upon request. You will be paid at the rate of two hundred dollars ($200) per hour for any consulting services performed in excess of ten (10) hours per month during the Consulting Period, provided that you have received my prior approval to work those additional hours. You will be responsible for invoicing the Company for these consulting services within a reasonable period and for notifying the Company prior to exceeding ten (10) hours per month. For avoidance of doubt, your continued stock option exercisability and vesting shall be the sole compensation for your first ten (10) hours of consulting services per month. At the end of the Consulting Period, all vesting will cease and you may exercise your vested options in accordance with the Equity Incentive Plan. If mutually agreed, we may enter into an extension of this agreement for periods of up to three additional months, with vesting on any additional stock options reduced to 50% of the current vesting schedule, and payments for consulting services commencing at five (5) hours per month.

You may perform services for other companies during the Part-Time Employment Period (including accepting employment on a less than full-time basis) and the Consulting Period (including accepting employment on a full-time basis), except to the extent that doing so would create a conflict of interest or prevent you from fulfilling your significant obligations under this Agreement. During the Consulting Period, you will be an independent contractor of Osteologix, Inc., and not an agent, common law employee or representative of the Company. As of the Separation Date, you will have no authority to enter into any agreement, commitment or understanding on behalf of the Company. However, you will have authority to sign checks and review or prepare financial statements on behalf of the Company. You acknowledge that you will not be eligible for any employment benefits during the Consulting Period, such as group health coverage or vacation accrual. You will be solely responsible for the payment of all taxes on compensation received for your consulting services.

Compensation: You will receive the full rate of your current salary through the Separation Date, although you will not accrue any additional vacation during the month of April because of your part-time status. To provide you with an incentive to ensure the Company timely meets its SEC and contractual filing requirements, upon the completion and filing of the Company's first quarter 2008 Quarterly Report on Form 10-Q on or prior to its due date, you will receive an incentive bonus of one month's salary. In addition, upon the completion and filing of the Company's initial Registration Statement on Form S-1 or S-3 as specified in the registration rights agreement dated March 27, 2008, on or before its due date, you will receive an additional incentive bonus of one month's salary. These will be paid in the next regular payroll cycle following completion of these items, or as consulting fees at the election of the Company. If your assistance is requested by the Company for the Company's second quarter 2008 Quarterly Report on Form 10-Q, or in responding to any questions raised in reviews by the SEC during the consulting period, you agree to provide such assistance in accordance with the consulting provisions of this agreement. By entering into this agreement and accepting the terms of this agreement, including these incentive payments, you explicitly agree that the relocation of the Company to Virginia does not qualify as a "good reason" for termination of employment under the Employment Agreement entered into between you and the Company on September 14, 2007, and you will not seek additional compensation under that agreement. In addition, upon your reasonable acceptance, you agree to sign as "principal accounting officer" the first quarter 2008 Quarterly Report on Form 10-Q regardless of its filing date, and on any registration statements filed on Forms S-1, S-3 or S-8 on or prior to the Separation Date, provided the Company has not appointed another employee as "principal accounting officer" as of the respective filing dates.

Mutual Release of Claims: In exchange for this consulting arrangement and other consideration provided herein, you completely release the Company, its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the "Released Parties") from any and all claims you may now have or have ever had against any of them, whether known or unknown, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act ("ADEA"), or any other claims for violation of any federal, state, or municipal laws, and any and all claims for attorneys' fees and costs (the "Released Claims"). The parties intend for this release to be enforced to the fullest extent permitted by law. You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers' compensation or unemployment insurance benefits. You agree not to file or initiate any lawsuit concerning the Released Claims. You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

In exchange for your release of claims, the Company releases you from any and all claims which it may now have or has ever had against you, whether known or unknown, including any claims for violation of any federal, state, or municipal laws, and any and all claims for attorneys' fees and costs. The Company agrees not to file or initiate any lawsuit against you concerning the claims released by this paragraph.

You and the Company each waive any rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Dispute Resolution: Any and all disputes arising out of the terms of this Agreement, their interpretation, or any of the claims released hereunder, shall be resolved by final binding arbitration in San Francisco, California, under the Commercial Rules of the American Arbitration Association. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award, or to obtain temporary injunctive relief pending a judgment. Otherwise, neither party shall initiate or prosecute any legal action against the other. The prevailing party in the arbitration shall be entitled to recover its attorneys' fees and costs (at reasonable, regular hourly rates), in addition to any other relief to which it may be entitled by law.

Miscellaneous: This Agreement contains all of our agreements and understandings and fully supersedes any prior agreements or understandings that we may have had regarding your employment with the Company or its termination, with the exception of the Proprietary Information and Inventions Agreement that you signed as a condition of employment. The Proprietary Information and Inventions Agreement shall continue to remain in full force and effect. The Agreement is governed by California law and may be amended only in a written document signed by both parties. If any term in this Agreement is unenforceable, the remainder of the Agreement will remain enforceable. This Agreement does not modify the at-will nature of your employment with the Company, which may be terminated by either you or the Company with or without cause or advance notice.

Consideration and Revocation Periods: Please note that you have 21 days to consider this Agreement (but may sign it earlier if you so desire) and that you can consult an attorney in doing so. In addition, you can revoke this Agreement within 7 days of signing it by sending me a certified letter to that effect. This Agreement shall not become effective or enforceable until the 7-day revocation period has expired.

If you have any questions, please feel free to call me. We appreciate your continued assistance through the Separation Date and Consulting Period.

                                       Very truly yours,

                                       /s/ Philip J. Young
                                       -------------------

                                       Philip J. Young
                                       President and Chief Executive Officer


ACCEPTED AND AGREED:


Dated: April 15, 2008                  /s/ Matthew M. Loar
       -------------------------       -----------------------------------------
                                              Matthew M. Loar